Exhibit 10.20

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the target percentage for Cash Incentive Bonuses for named executive officers of Website Pros, Inc. for performance in 2008.

Name	Target Bonus (as a % of Annual Base Salary)
David L. Brown	90%
Chief Executive Officer

Jeffrey M. Stibel	75%
President

Kevin M. Carney	65%
Chief Financial Officer